EXHIBIT 10.16

MORIAH CAPITAL L.P.
LOAN PAYOFF AGREEMENT

THIS LOAN PAYOFF AGREEMENT (“Agreement”) is made and entered into as of the 9th day of October, 2012, by and among INTERMETRO COMMUNICATIONS, INC., a Nevada corporation, with its principal place of business located at 2685 Park Center Drive, Building A, Simi Valley, California 93065 (“Holdings”), INTERMETRO COMMUNICATIONS, INC., a Delaware corporation, with its principal place of business located at 2685 Park Center Drive, Building A, Simi Valley, California 93065 (“Communications”), ADVANCED TEL, INC., a California corporation, with its principal place of business at 30575 Trabuco Canyon Road, Suite 200, Trabuco Canyon, California 92679 (“Advanced” and, together with Holdings and Communications, “InterMetro”), and MORIAH CAPITAL, L.P., a Delaware limited partnership with offices at 444 Madison Avenue, New York, New York 10022 (“Moriah”).

RECITALS

A.           InterMetro and Moriah are parties to the following loan documents (together with the Loan Document Amendments as defined in Recital B below, collectively, the “Loan Documents”):  (1) Loan and Security Agreement dated as of April 30, 2008 (as amended by the “Loan Agreements” defined in Recital B, the “Loan Agreement”); (2) Third Amended and Restated Secured Convertible Revolving Loan Note originally dated as of April 30, 2008, previously amended and restated on September 30, 2008 and November 6, 2008, and further amended and restated as of April 30, 2009 (the “Note”); (3) Loan Conversion Agreement dated as of April 30, 2008 (“Loan Conversion Agreement”); (4) Amended and Restated Securities Issuance Agreement dated as of November 30, 2011 (“Securities Issuance Agreement”); (5) Common Stock Purchase Warrant Nos. 1 through 13, dated various dates, as such warrants may be amended by that certain Common Stock Purchase Warrant Extension dated as of December 31, 2010 (collectively, the “Warrants”); (6) Registration Rights Agreement dated as of April 30, 2008 (“Registration Rights Agreement”); (7) Blocked Account Control Agreement (With Lockbox Services) between Moriah, Advanced and U.S. Bank dated May 28, 2008 and Blocked Account Control Agreement (With Lockbox Services) between Moriah, Communications and U.S. Bank dated May 28, 2008 (collectively, the “Lockbox Agreements”); (8) various UCC Financing Statements (“UCC Statements”); (9) Tri-Party Intercreditor Agreement dated as of April 30, 2009, as amended by Amendment No. 1 dated as of October 6, 2010 (collectively, the “Intercreditor Agreement”); and (10) Post Closing Agreement dated as of April 30, 2008, as amended by an Amendment to Post-Closing Agreement dated as of September 30, 2008.

B.           In addition to the amendments noted in the preceding paragraph, certain terms of the Loan Documents were modified by Amendment No. 1 to Loan and Security Agreement and Loan Documents dated as of September 10, 2008; by Amendment No. 2 to Loan and Security Agreement and Loan Documents dated as of November 6, 2008; by Amendment No. 3 to Loan and Security Agreement and Loan Documents dated as of March 25, 2009; by Amendment No. 4 to Loan and Security Agreement and Loan Documents dated as of May 22, 2009; by Amendment No. 5 to Loan and Security Agreement and Loan Documents dated as of March 10, 2010; by Amendment No. 6 to Loan and Security Agreement and Loan Documents dated as of September 29, 2010; by Amendment No. 7 to Loan and Security Agreement and Loan Documents dated as of December 31, 2010; by Amendment No. 8 to Loan and Security Agreement and Loan Documents dated as of March 31, 2011; by Amendment No. 9 to Loan and Security Agreement and Loan Documents dated as of June 30, 2011; by Amendment No. 10 to Loan and Security Agreement and Loan Documents dated as of September 30, 2011; by Amendment No. 11 to Loan and Security Agreement and Loan Documents dated as of November 30, 2011; by Amendment No. 12 to Loan and Security Agreement and Loan Documents dated as of March 30, 2012; and by Amendment No. 13 to Loan and Security Agreement and Loan Documents dated as of June 1, 2012 (collectively, the “Loan Document Amendments”).

C.           InterMetro desires to pay in full the loan evidenced and secured by the Loan Documents, and Moriah is willing to accept payment in full on the terms and conditions set forth in this Agreement.

D.           Capitalized terms used in this Agreement shall have the meanings given to such terms in the Loan Agreement or in the Securities Issuance Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Loan Payoff.  Upon the full execution and delivery of this Agreement, InterMetro agrees to pay to Moriah the sum of (i) Two Million Fifty Thousand Dollars ($2,050,000.00) representing outstanding principal, plus (ii) accrued and unpaid interest in the amount of Twenty-Five Thousand Dollars ($25,000.00) through October 12, 2012, plus (iii) expenses and fees in the amount of Twenty Thousand Two Hundred One and 45/100 Dollars ($20,201.45), for a total of Two Million Ninety-Five Thousand Two Hundred One and 45/100 Dollars ($2,095,201.45) (collectively, the “Loan Payoff”) in full satisfaction of the amounts owed pursuant to the Note and the other Loan Documents (except as expressly provided by the terms of this Agreement).  The Loan Payoff will be paid in the following manner:  (a) $1,845,201.45 in immediately available funds wired (in one or more wire transfers) to Moriah in accordance with instructions provided by Moriah to InterMetro, such wire to be sent on or before October 12, 2012, and (b) $250,000.00 (the “Deferred Payoff Amount”) paid in accordance with the terms of the Promissory Note described in Section 2 below.  Moriah agrees to provide to InterMetro an acknowledgment of receipt of the Loan Payoff, less the Deferred Payoff Amount, following Moriah’s receipt of the wire transfer.

2.
Relinquishment of Put Option; Note Conversion Agreement.  Pursuant to the terms of the Securities Issuance Agreement, Moriah currently has a Put Option with respect to 6,008,500 shares of Common Stock of Holdings.  Upon the full execution and delivery of this Agreement and the Promissory Note (as defined below), the Put Option shall be null and void and of no further force or effect.  In consideration for the relinquishment of the Put Option and payment of the Deferred Payoff Amount, Holdings shall, upon the full execution and delivery of this Agreement, deliver to Moriah a Promissory Note in the original principal amount of Nine Hundred Eighty-Seven Thousand Five Hundred Dollars ($987,500.00) (of which $737,500.00 represents consideration for relinquishment of the Put Option), in the form of Exhibit A attached hereto (the “Promissory Note”).  The principal of and interest accrued under the Promissory Note shall be convertible to additional Common Stock of Holdings in accordance with the terms of the Note Conversion Agreement, the form of which is attached hereto as Exhibit B, which Note Conversion Agreement shall be executed and delivered by Holdings to Moriah upon the full execution and delivery of this Agreement.

3.
New Warrant for Common Stock.  Moriah currently holds the Warrants, giving it the right to purchase a total of 14,233,503 shares of Common Stock of Holdings.  The Warrants have various exercise prices per share and numerous expiration dates.  Upon the full execution and delivery of this Agreement, Moriah shall relinquish the Warrants to Holdings, and in exchange therefor, Holdings will issue to Moriah an amended, restated and consolidated warrant in the form of Exhibit C attached hereto (the “New Warrant”).  Following the full execution and delivery of this Agreement, the Warrants will be null and void and of no further force or effect, and shall be superseded and replaced by the New Warrant.

4.
Shares Issued Subject to Voting Agreement.  Moriah acknowledges that the shares of Common Stock issued as a result of the exercise of any portion of the New Warrant, or issued as a result of the conversion of all or any portion of the principal of or interest accrued under the Promissory Note in accordance with the terms of the Note Conversion Agreement, will be subject to the terms of the Voting Agreement, the form of which is attached hereto as Exhibit D.  Upon the full execution and delivery of this Agreement, Holdings and Moriah will each also execute and deliver the Voting Agreement.

5.
Release of Security.  Promptly following the full execution and delivery of this Agreement, Moriah shall take the following actions to release its security for the payment of the amounts due under the Note, the Loan Agreement and any of the other Loan Documents:

(a)
UCC Terminations.  Authorize Transportation Alliance Bank Inc. dba TAB Bank, InterMetro’s new lender (“TAB”), and/or InterMetro to file UCC termination statements with respect to each of the UCC Statements, in each jurisdiction in which a UCC Statement was filed, provided that Moriah shall retain a lien (i) on all accounts receivable and proceeds thereof of InterMetro, senior to all liens other than the first lien of TAB thereon; and (ii) all Equipment and Intellectual Property, junior to the liens described in the Amended and Restated Intercreditor Agreement, of even date herewith, among TAB, Moriah, InterMetro and the other lenders party thereto.

(b)	Transfer of Lockbox Payments; Termination of Lockbox Agreements.

(1)
For a period of sixty (60) days following receipt of the payoff specified in Section 1 above, Moriah agrees to remit to TAB, cash in an amount equal to all payments received from U.S. Bank (the “Lockbox Bank”) pursuant to the Lockbox Agreements, less only actual costs billed by Lockbox Bank in connection with the Lockbox Agreements.  Payments shall be promptly forwarded to TAB on a daily basis via ACH electronic funds transfer using the following wire instructions:

With respect to all InterMetro account debtor payments, to:

Bank Name:	Transportation Alliance Bank Inc. dba TAB Bank
Bank Address:	4185 Harrison Blvd., Suite 200, Ogden, UT 84403
ABA Routing #:	124384657
Account #:	300299362
FBO:	InterMetro Communications, Inc.

With respect to all Advanced account debtor payments, to:

Bank Name:	Transportation Alliance Bank Inc. dba TAB Bank
Bank Address:	4185 Harrison Blvd., Suite 200, Ogden, UT 84403
ABA Routing #:	124384657
Account #:	300299362
FBO:	Advanced Tel, Inc.

Moriah and InterMetro further agree to provide to TAB all supporting documents and check copies relating to such payments via email or fax to:

Email:	tab_ablops@tabbank.com
Fax:	(801) 395-8668

(2)
In connection with the amounts to be remitted to TAB pursuant to the preceding paragraph, and in the event any instrument constituting payment on an account or account receivable of Communications or Advanced is returned unpaid or dishonored after Moriah has advanced payment to TAB as set forth in paragraph (1) above, TAB shall reimburse Moriah all amounts received by TAB with regard to such instrument provided that Moriah submits to TAB documentation reasonably acceptable to TAB evidencing the return or dishonor on or before thirty (30) days from the date of payment by Moriah to TAB.  Reimbursement claims not submitted by that deadline shall be waived.  InterMetro agrees to indemnify and hold TAB harmless for all payments, out-of-pocket costs, expenses, claims, and damages incurred by TAB in the performance by TAB of the covenants, conditions, and obligations set forth in this paragraph and Agreement.

(3)
Following the expiration of the 60-day period set forth Section 5(b)(1) above, or such earlier time if requested by TAB, Moriah will take all such actions as are necessary to terminate the Lockbox Agreements with the Lockbox Bank, including but not limited to providing to the Lockbox Bank the written notice required by the terms of Section 8 of the Lockbox Agreements, which notice shall include instructions to transfer any amounts in the deposit accounts to the account of TAB, and provide written notice to InterMetro evidencing the termination of the Lockbox Agreements.

(4)
To the extent there has been any notice to the account debtors of InterMetro, upon written request of TAB, after payment of the amount specified in Section 1 above, Moriah will execute, or authorize TAB to execute, notices in a form reasonably requested by TAB notifying the account debtors of Communications or Advanced, as applicable, to make payment directly to a lockbox that is to be maintained by TAB.

Moriah confirms that upon the full execution and delivery of this Agreement and the completion of the actions to be taken by InterMetro or Holdings in accordance with its terms, it releases and shall have no further rights in or interest under or pursuant to any of the Loan Documents with the following exception:  (a) The Registration Rights Agreement shall remain in effect, and for so long as the New Warrant has not been exercised or terminated, the applicable covenants of Holdings set forth in Section 5 of the Securities Issuance Agreement shall remain in effect; and (b)  InterMetro’s indemnities in favor of Moriah contained in the Loan Documents that, by their terms are intended to survive termination of the Loan Documents, shall survive the making of the Loan Payoff and the termination of the Loan Documents.

6.
Cooperation with New Lender; Indemnification.  Moriah acknowledges that TAB is providing new financing to InterMetro to enable InterMetro to make the payment described in Section 1 above, and InterMetro hereby authorizes and directs TAB to remit the Loan Payoff, less the Deferred Payoff Amount, to Moriah in accordance with express wiring instructions to be provided by Moriah.  Moriah agrees, at no charge to InterMetro, to cooperate with InterMetro and TAB with respect to the release of security currently held by Moriah, and specifically, to cause the Lockbox Bank to promptly re-direct all payments received by it pursuant to the terms of the Lockbox Agreements as set forth in Section 5(b) above.  In the event that InterMetro believes that any payments by its customers were made to the Lockbox Bank and were not re-directed as provided above, then InterMetro shall provide written notice describing such payments to Moriah.  Moriah shall promptly investigate the claim with the Lockbox Bank and shall, within three (3) business days following receipt of such written notice, provide a response to InterMetro with information relating to the deposit and the re-direction or forwarding of such payment in accordance with the above instructions.

7.	Release of Moriah; No Representations.

(a)
In consideration of the agreements contained herein, InterMetro hereby releases Moriah, its affiliates and their respective officers, directors, members, partners, shareholders, affiliates, attorneys, representatives and employees from any and all claims, suits, damages, costs or liabilities of any nature arising in whole or in part under or in connection with the Loan Documents or this Agreement, or the transactions contemplated thereby or hereby, including, without limitation, any such claims, suits, damages, costs or liabilities arising out of or relating to a claim of breach of contract, fraud, liability or misconduct, breach of fiduciary duty, usury, unfair bargaining position, unconscionably, violation of law, negligence, error or omission in accounting or calculations, misappropriation of funds, tortious conduct or reckless or willful misconduct, whether known or unknown. The foregoing release shall not be applicable to Moriah’s obligations under this Agreement, the New Warrant, the Voting Agreement or the Note Conversion Agreement.

In giving the releases set forth in this Section 7, which includes claims that may be unknown at present, InterMetro acknowledges that it has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Notwithstanding the provisions of Section 1542 of the California Civil Code, InterMetro expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to its release of any unknown or unsuspected claims that InterMetro may have against Moriah. The parties acknowledge and agree that the inclusion of a release of “unknown” claims in this Section was separately bargained for and was a key element of this Agreement.

(b)
Moriah makes no representations, warranties, agreements or statements to TAB or any other person or entity concerning InterMetro, InterMetro's business, financial condition, creditworthiness, prospects or any other matter relating to InterMetro or Moriah's transactions with InterMetro.

(c)
InterMetro makes no representations, warrants, agreements or statements to Moriah concerning InterMetro’s business, financial condition, creditworthiness, the value of its securities, or any other matter relating to InterMetro, except as expressly set forth in this Agreement or any other agreement between InterMetro and Moriah.

8.	Miscellaneous.

(a)
Notices.  All notices, requests and demands to or upon the respective parties hereto shall be given in writing, which shall include fax transmission and email with confirmed electronic receipt during normal business hours, and shall be deemed to have been duly given or made upon receipt by the receiving party.  All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other addresses as either party may designate by notice in accordance with the provisions of this paragraph):

If to InterMetro:	InterMetro Communications
2685 Park Center Drive, Building A
Simi Valley, CA 93065
Attention: Charles Rice
Email: charles.rice@intermetro.net
Fax: (805) 582-1006

With a copy to:	Graham & Dunn PC
Pier 70 ~ 2801 Alaskan Way, Suite 300
Seattle, WA 98121-1128
Attention: Maren K. Gaylor
Email:mgaylor@grahamdunn.com
Fax: (206) 340-9599

If to Moriah:	Moriah Capital, L.P.
444 Madison Avenue, 23rd Floor
New York, New York 10022
Attention: Greg Zilberstein
Email: gregz@moriahcapital.com

With a copy to:	Cohen Tauber Spievack & Wagner PC
420 Lexington Avenue, Suite 2400
New York, New York 10170
Attention: Adam Stein
Email: astein@ctswlaw.com
Fax: (212) 586-5095

If to Transportation
Alliance Bank Inc.	Transportation Alliance Bank Inc.
dba TAB Bank
4185 Harrison Boulevard, Suite 200
Attention: Chief Credit Officer
Email: tab_ablops@tabbank.com
Fax: (801) 395-8668

With a copy to:	Transportation Alliance Bank Inc.
dba TAB Bank
4185 Harrison Boulevard, Suite 200
Attention: General Counsel
Fax: (801) 395-8653

(b)
Amendment.  Any modification or amendment shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any representation, warranty, covenant or other term or provision shall be in writing and signed by each affected party hereto or thereto, as applicable.  No rights of TAB hereunder or any obligations of the parties in favor of TAB may be modified, amended or terminated without the prior written consent of TAB.

(c)
Construction.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party or its counsel having, or being deemed to have, structured or drafted such provision.

(d)
Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other negotiations, representations, warranties, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein.

(e)	Headings. Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.

(f)
Severability.  Every provision of this Agreement is intended to be severable.  If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  If a court of competent jurisdiction determines that any covenant or restriction, by the length of time or any other restriction, or portion thereof, set forth in this Agreement is unreasonable or unenforceable, the court shall reduce or modify such covenants or restrictions to those which it deems reasonable and enforceable under the circumstances and, as so reduced or modified, the parties hereto agree that such covenants and restrictions shall remain in full force and effect as so modified.  In the event a court of competent jurisdiction determines that any provision of this Agreement is invalid or against public policy and cannot be so reduced or modified so as to be made enforceable, the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect.

(g)
Successors and Assigns.  All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)
Third Party Beneficiary.  All parties agree that TAB shall be, and is hereby, named as an express third-party beneficiary of this Agreement, with full rights as such.  No person or entity, other than the parties and TAB, shall be conferred with or have any right, benefit, or remedy of any nature or kind whatsoever under this Agreement.

(i)
No Waiver; Rights and Remedies.  A waiver of a breach of any term, covenant or condition of this Agreement shall not operate or be construed as a continuing waiver of such term, covenant or condition, or breach, or of any other term, covenant or condition, or breach by such party.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(j)
Governing Law.  This Agreement shall be governed by and construed in accordance with the applicable laws pertaining in the State of New York (without giving effect to New York’s principles of conflicts of law).

(k)
Counterparts.  This Agreement may be executed in counterparts and by facsimile or electronic signature, each of which when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Loan Payoff Agreement as of the date set forth in the first paragraph hereof.

HOLDINGS:

INTERMETRO COMMUNICATIONS, INC.,
a Nevada corporation

By: /s/ Charles Rice
Charles Rice, CEO and President

COMMUNICATIONS:

INTERMETRO COMMUNICATIONS, INC.,
a Delaware corporation

By: /s/ Charles Rice
Charles Rice, CEO and President

ADVANCED:

ADVANCED TEL, INC.,
a California corporation

By: /s/ Charles Rice
Charles Rice, President and Director

MORIAH:

MORIAH CAPITAL, L.P.,
a Delaware limited partnership

By:         Moriah Capital Management, L.P.,
a Delaware limited partnership,
its General Partner

By:            Moriah Capital Management, GP, LLC,
a Delaware limited liability company,
its General Partner

By:/s/ Greg Zilberstein
      Greg Zilberstein, Managing Partner

TRANSPORTATION ALLIANCE BANK INC. ENTERS INTO THIS AGREEMENT SOLELY FOR THE PURPOSE OF CONFIRMING ITS OBLIGATIONS UNDER SECTION 5(b)(2) ABOVE AND ACKNOWLEDGING THE PROVISIONS OF SECTION 7(B) ABOVE.

TRANSPORTATION ALLIANCE BANK INC.,
dba TAB Bank, a Utah industrial bank

By: /s/ Gary Harding
Name:
Title:           C.C.O.

EXHIBIT A
TO
LOAN PAYOFF AGREEMENT

Form of Promissory Note

A-1

EXHIBIT B
TO
LOAN PAYOFF AGREEMENT

Form of Note Conversion Agreement

B-1

EXHIBIT C
TO
LOAN PAYOFF AGREEMENT

Form of New Warrant

C-1

EXHIBIT D
TO
LOAN PAYOFF AGREEMENT

Form of Voting Agreement

D-1